Exhibit D(72)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENTS

Between

MASSMUTUAL SELECT FUNDS

and

MML INVESTMENT ADVISERS, LLC

This Amendment (this “Amendment”) made as of the 1st day of August, 2020 by MassMutual Select Funds, a Massachusetts business trust (the “Trust”), on behalf of each of the MassMutual Select Funds listed on Schedule 1 hereto (each, a “TRP Subadvised Underlying Fund”), and MML Investment Advisers, LLC (the “Manager”) amends the Investment Management Agreement between each TRP Subadvised Underlying Fund, dated as of January 10, 2018, and the Manager. This Amendment shall become effective as to any TRP Subadvised Underlying Fund on and as of the date shown on Schedule 1 (as to any TRP Subadvised Underlying Fund, the “Effective Date”).

WHEREAS, the Manager has entered into a separate Investment Management Agreement with the Trust, on behalf of each TRP Subadvised Underlying Fund (each an “Agreement” and collectively the “Agreements”); and

WHEREAS, each TRP Subadvised Underlying Fund pays a management fee to the Manager under the Agreements; and

WHEREAS, T. Rowe Price Associates, Inc. (the “Subadviser”) serves as subadviser to each of the TRP Subadvised Underlying Funds pursuant to an Investment Subadvisory Agreement between the Subadviser and the Manager; and

WHEREAS, the Manager manages various MassMutual Select Funds which, as funds of funds, allocate, or may allocate, their assets among the TRP Subadvised Underlying Funds and other investments (each such Fund being referred to as a “MassMutual TRP Fund of Funds”); and

WHEREAS, the Board of Trustees of the MassMutual TRP Funds of Funds, including a majority of the Trustees who are not interested persons of any such Fund, has voted (i) to change the manner in which each such Fund bears expenses so that each MassMutual TRP Fund of Funds will begin paying an investment management fee directly to the Manager, and (ii) in consideration of the foregoing, to approve a change to each of the Agreements to provide that no investment management fee will be payable by the MassMutual TRP Subadvised Underlying Funds to the Manager under the Agreement relating to that Fund; and

WHEREAS, the parties hereto desire to amend each Agreement to reflect the foregoing;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Compensation. Section 4, “Compensation of the Manager,” is replaced in its entirety with the following: “No fees will be payable by the Trust to the Manager in respect of the Manager’s services under this Agreement. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).”

2. Other. All other terms and conditions of each Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized signatories as of the day and year first above written.

MASSMUTUAL SELECT FUNDS,

on behalf of the TRP Subadvised Underlying Funds list on Schedule 1

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Name: Douglas Steele
Title: Vice President

Schedule 1: MassMutual Select Funds

Subject to this Amendment

Name of TRP Subadvised Underlying Fund	Effective Date

MassMutual Select T. Rowe Price Bond Asset Fund	August 1, 2020
MassMutual Select T. Rowe Price Emerging Markets Bond Fund	August 1, 2020
MassMutual Select T. Rowe Price International Equity Fund	August 1, 2020
MassMutual Select T. Rowe Price Large Cap Blend Fund	August 1, 2020
MassMutual Select T. Rowe Price Limited Duration Inflation Focused Bond Fund	August 1, 2020
MassMutual Select T. Rowe Price Real Assets Fund	August 1, 2020
MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund	August 1, 2020
MassMutual Select T. Rowe Price U.S. Treasury Long-Term Fund	August 1, 2020